Exhibit 99.1

HUNTINGTON

NEWS

FOR IMMEDIATE RELEASE
March 30, 2012

Contact:
Media Maureen M. Brown Maureen.Brown@Huntington.com	Investors Todd Beekman Todd.Beekman@huntington.com

(614) 480-5512	(614) 480-3878

HUNTINGTON BANCSHARES PURCHASES FIDELITY BANK IN SOUTHEASTERN MICHIGAN

Acquisition expands Huntington’s presence in Southeast Michigan

COLUMBUS, Ohio — Huntington Bancshares Incorporated (Nasdaq: HBAN;www.huntington.com) announced today that it has purchased Fidelity Bank from the Federal Deposit Insurance Corporation (FDIC). Fidelity Bank was closed earlier this evening by the Michigan Office of Financial and Insurance Regulation, which appointed the Federal Deposit Insurance Corporation (FDIC) as the receiver.

Subsequently, the FDIC sold the 15-branch bank to Huntington. Effective Saturday, March 31, 2012, all of Fidelity Bank branches will open as Huntington branches. Huntington currently has 50 banking offices in Southeast Michigan, more than 115 in Michigan and more than 600 branches throughout the Midwest. As of Mar. 9, 2012, Fidelity Bank had approximately $0.8 billion in assets and $0.7 billion of deposits.

The acquisition of the banking operations of Fidelity Bank is structured as an assisted whole bank purchase and assumption transaction without a loss share agreement. Huntington has completed due diligence on more than half of the loan portfolio, resulting in an acquisition asset discount of approximately $150 million. In 2012, the transaction is expected to be over 2% accretive to earnings per share, less than 1% accretive to tangible book value, and very modestly dilutive to Huntington’s capital ratios. Due to the fill-in nature of Fidelity Bank’s branch network, the transaction is expected to exceed internal hurdles for financial returns.

“We are pleased to welcome the more than 18,000 customers of Fidelity Bank to Huntington, which has been a leader in investing in Michigan,” said Stephen D. Steinour, chairman, president, and chief executive officer of Huntington. “Our new customers will now have access to a broader range of products and some of the highest rated customer service in the industry.”

Customers will be able to sign up for Asterisk Free Checking TM-
an account that has no minimum balance requirement and comes with 24-Hour Grace ® overdraft protection, identity theft protection and platinum debit cards, among other features.

Starting tomorrow, the former Fidelity Bank customers will continue to conduct banking business at their existing banking offices with familiar employees. Then beginning on April 13, 2012, customers will have access to Huntington’s entire 1,300 ATM network throughout the Midwest, with no service charge, including the 52 ATMs in East Michigan. Then in late June, their existing accounts will be converted to Huntington’s systems.

“Our new customers can be assured we will communicate details as soon as they are available, and we will work hard to make certain the transition is as smooth and seamless as possible,” added Steinour.

Today’s announcement is a continuation of Huntington’s ongoing investment in Michigan. In June 2011, the bank committed $2 billion in lending to Michigan businesses. More than $1 billion of the money has already been lent. Earlier this month, the bank committed $100 million to affordable housing in Michigan that is aimed at helping families throughout the state.

Depositors who have questions may call their local banking office during normal business hours or Huntington at 1-866-375-6502, Monday through Friday from 7:00 a.m. to 10:00 p.m. EDT and on Saturday and Sunday from 8:00 a.m. to 5:00 p.m. EDT. They may also visit Huntington’s web site any time at www.huntington.com/fidbank.

Forward-looking Statement
This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: (1) worsening of credit quality performance due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions, including impacts from the continuing economic uncertainty in the US, the European Union, and other areas; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services introduced to implement our “Fair Play” banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; (8) the final outcome of significant litigation; (9) the nature, extent, timing and results of governmental actions, examinations, reviews and reforms including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as future regulations which will be adopted by the relevant regulatory agencies, including the Consumer Financial Protection Bureau (CFPB), to implement the Act’s provisions; and (10) the outcome of judicial and regulatory decisions regarding practices in the residential mortgage industry, including among other things the processes followed for foreclosing residential mortgages. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2011 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

About Huntington
Huntington Bancshares Incorporated is a $54 billion regional bank holding company headquartered in Columbus, Ohio. The Huntington National Bank, founded in 1866, provides full-service commercial, small business, and consumer banking services; mortgage banking services; treasury management and foreign exchange services; equipment leasing; wealth and investment management services; trust services; brokerage services; customized insurance brokerage and service programs; and other financial products and services. The principal markets for these services are Huntington’s six-state banking franchise: Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. The primary distribution channels include a banking network of over 650 traditional branches and convenience branches located in grocery stores and retirement centers, and through an array of alternative distribution channels including internet and mobile banking, telephone banking, and over 1,300 ATMs. Through automotive dealership relationships within its six-state banking franchise area and selected other Midwest and New England states, Huntington also provides commercial banking services to the automotive dealers and retail automobile financing for dealer customers.

The Huntington National Bank, Member FDIC. The logo mark and Huntington® are federally registered service marks of Huntington Bancshares Incorporated.

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